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                                  EXHIBIT 12(b)

                THE CHASE MANHATTAN CORPORATION and Subsidiaries

                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                    and preferred stock dividend requirements
                    -----------------------------------------
                          (in millions, except ratios)

                                                                                       Nine Months Ended
                                                                                       September 30, 1996
                                                                                       ------------------
EXCLUDING INTEREST ON DEPOSITS
------------------------------
Income before Income Taxes                                                                $  2,462
                                                                                          --------

Fixed charges:
      Interest expense                                                                       3,994
      One third of rents, net of income from subleases (a)                                      91
                                                                                          --------
Total fixed charges                                                                          4,085

Less:  Equity in undistributed income of affiliates                                            (47)
                                                                                          --------

Earnings before taxes and fixed charges, excluding capitalized interest                   $  6,500
                                                                                          ========

Fixed charges, as above                                                                   $  4,085

Preferred stock dividends                                                                      164
                                                                                          --------

Fixed charges including preferred stock dividends                                         $  4,249
                                                                                          ========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                                                   1.53
                                                                                          ========

INCLUDING INTEREST ON DEPOSITS
------------------------------
Fixed charges including preferred stock dividends                                         $  4,249

Add:  Interest on deposits                                                                   4,518
                                                                                          --------

Total fixed charges including preferred stock
   dividends and interest on deposits                                                     $  8,767
                                                                                          ========

Earnings before taxes and fixed charges, excluding capitalized interest,
   as above                                                                               $  6,500

Add:  Interest on deposits                                                                   4,518
                                                                                          --------

Total earnings before taxes, fixed charges, and interest on deposits                      $ 11,018
                                                                                          ========

Ratio of earnings to fixed charges
      and preferred stock dividend requirements                                               1.26
                                                                                          ========


(a)   The proportion deemed representative of the interest factor.
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